Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-228067, 333-230432, 333-241646, 333-258446, and 333-266507) and Form S-3 (No. 333-263967) of Orchard Therapeutics plc of our report dated March 14, 2023 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

March 14, 2023